Exhibit 10.17

CONTRIBUTION AND SATISFACTION OF INDEBTEDNESS AGREEMENT

This CONTRIBUTION AND SATISFACTION OF INDEBTEDNESS AGREEMENT (this “Agreement”), entered into as of August 30, 2024 (the “Agreement Date”), is made and entered into by and between SCILEX HOLDING COMPANY, a Delaware corporation (“Scilex”), and SEMNUR PHARMACEUTICALS, INC., a Delaware corporation and wholly owned subsidiary of Scilex (“Semnur”).

RECITALS

WHEREAS, Semnur owes to Scilex the amounts set forth on Schedule 1 hereto, including accrued and unpaid interest thereon, if any, as of June 30, 2024 (as such schedule and amounts may be updated pursuant to the terms hereof, the “Aggregate Outstanding Amount” or “Outstanding Indebtedness”), for certain loans and other amounts provided by Scilex to Semnur; and

WHEREAS, Semnur and Scilex desire that (i) Scilex shall contribute the Outstanding Indebtedness to Semnur in exchange for the issuance by Semnur to Scilex of preferred stock of Semnur, and (ii) upon the occurrence of the events described in clause (i), the Aggregate Outstanding Amount and the Outstanding Indebtedness shall be satisfied in full and irrevocably and automatically discharged, terminated and released.

AGREEMENT

NOW, THEREFORE, the parties to this Agreement, for good and valuable consideration, the receipt and sufficiency of which are acknowledged and agreed, hereby agree as follows:

1.	Contribution of Outstanding Indebtedness.

(a) Not less than three business days prior to the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 30, 2024 (as may be amended, restated, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Denali Capital Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the closing thereunder, “Denali”), Denali Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Denali, and Semnur, Scilex shall deliver to Semnur an updated Schedule 1 which shall reflect all loans and other amounts payable by Semnur (including all accrued and unpaid interest, as and if applicable) to Scilex as of and including the date that is immediately prior to the Closing Date (as defined in the Merger Agreement) and references in this Agreement to the “Aggregate Outstanding Amount” or “Outstanding Indebtedness” shall mean the Aggregate Outstanding Amount and the Outstanding Indebtedness as so updated; provided, however, that in no event shall the Aggregate Outstanding Amount exceed $60,000,000.

(b) Prior to the Contribution (as defined below), Semnur will file, with the Secretary of State of the State of Delaware, a certificate of designations, in substantially the form attached hereto as Exhibit A, to set forth the designations, powers, rights and preferences and qualifications, limitations and restrictions of the Series A Preferred Stock, par value $0.00001 per share, of the Company (the “Semnur Certificate of Designations” and such stock as designated therein, the “Series A Preferred Stock”).

(c) Effective as of immediately prior to, and contingent upon, the closing of the transactions contemplated by the Merger Agreement, Scilex hereby elects to contribute the Outstanding Indebtedness on Schedule 1 (as amended in accordance with Section 1(a) hereof) to Semnur in exchange for the issuance by Semnur to Scilex of (i) that number of shares of Series A Preferred Stock (subject to adjustment for recapitalizations, stock splits, stock dividends and similar transactions) (the “Shares” and such transaction, the “Contribution”) as is equal to (A) the sum of (1) the Aggregate Outstanding Amount on Schedule 1 (as amended in accordance with Section 1(a) hereof) and (2) the amount that is equal to 10% of such Aggregate Outstanding Amount divided by (B) $11.00 (rounded up to the nearest whole share). The Contribution shall be effective as of immediately prior to, and contingent upon, the closing of the transactions contemplated by the Merger Agreement. Each party agrees to execute any and all additional documents the other parties may reasonably require to effect the Contribution (the “Transaction Documents”). Semnur shall issue the Shares to Scilex in book-entry form on the books and records of Semnur immediately upon the Contribution (the “Closing”) and no certificate shall be issued therefor.

(d) Scilex acknowledges and agrees that in connection with the transactions contemplated by the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), each Share shall be cancelled and converted into the right to receive (i) one Domesticated Parent Preferred Share (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement (the “New Semnur Preferred Stock”) which shall have the designations, powers, rights and preferences and qualifications, limitations and restrictions as set forth in the Certificate of Designations of Semnur (the “New Semnur Certificate of Designations”), in substantially the form attached hereto as Exhibit B, and (ii) one-tenth of one Domesticated Parent Common Share.

2. Cancellation of Indebtedness, Representations. Scilex further represents and warrants to Semnur that Scilex is the sole owner of all right, title and interest in and to the Outstanding Indebtedness. Scilex further agrees that (a) upon and as a result of the Contribution and the issuance of the Shares to Scilex, the Outstanding Indebtedness of Semnur owed to Scilex shall be extinguished in its entirety and shall be of no further force or effect and shall be deemed paid and satisfied in full and irrevocably and automatically discharged, terminated and released and (b) Schedule 1 (as amended in accordance with Section 1(a) hereof) accurately and completely sets forth the principal amount and the accrual of any interest, if any, thereto of the Outstanding Indebtedness, and that there exists no other indebtedness or amounts owed by Semnur to Scilex or its affiliates as of immediately prior to the closing of the transactions contemplated by the Merger Agreement.

3. Waiver of Claims. Other than Scilex’s right to receive the Shares pursuant to the Contribution, Scilex hereby waives on its behalf and on behalf of its affiliates any and all demands, claims, suits, actions, causes of action, proceedings, assessments and rights in respect to the Outstanding Indebtedness, including, without limitation, (a) any principal or interest payments due as of immediately prior to the closing of the transactions contemplated by the Merger Agreement in excess of the amounts to be contributed in the Contribution and (b) any rights arising from any past or present default under the Outstanding Indebtedness. Scilex, its affiliates and assigns, shall be solely responsible for all tax payment obligations incurred by Scilex, its affiliates and assigns by reason of payment for or transfer, exchange or delivery of the applicable Outstanding Indebtedness or the issuance of the Shares pursuant to the Contribution and agree to indemnify and hold harmless Semnur and its directors, officers, employees or agents and any person acting on behalf or at the request of Semnur, together with any successors or assigns of the foregoing, from and against any and all such taxes, as well as any penalties and interest arising therefrom.

4. Further Actions. Scilex agrees to promptly take, at Scilex’s sole cost and expense, any further action and to execute any and all additional documents or instruments, in each case as reasonably requested by Semnur, to terminate any liens or security interests that have arisen in connection with the Outstanding Indebtedness, if any. Scilex agrees to deliver any of the original evidence of the Outstanding

Indebtedness to Semnur (if such original evidence exists and is in Scilex’s possession) for cancellation on or before the Contribution.

5. Expenses. Except as provided in the first sentence of Section 4 of this Agreement, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

6. Representations and Warranties of Semnur. Semnur represents and warrants to Scilex as of the date of this Agreement as set forth below:

(a) Organization, Good Standing and Qualification. Semnur is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Semnur is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on such party or its business.

(b) Authorization; Binding Obligations. Semnur has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out its provisions. All corporate action on the part of Semnur, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the such party hereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto pursuant to Semnur’s Amended and Restated Certificate of Incorporation (as shall be amended as set forth in Section 1(b)) has been taken or shall have been taken prior to such sale, issuance and delivery of the Shares. This Agreement, when executed and delivered, will be a valid and binding obligation of such party enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of such party’s rights and (ii) general principles of equity that restrict the availability of equitable remedies.

(c) Offering Valid. Assuming the accuracy of the representations and warranties of Scilex contained in Section 7 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither Semnur nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by Semnur within the registration provisions of the Securities Act or any state securities laws.

(d) Shares. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will have the rights, preferences, privileges and restrictions described in the Semnur Certificate of Designations.

7. Representations and Warranties of Scilex. Scilex represents and warrants to Semnur as of the date of this Agreement as set forth below:

(a) Requisite Power and Authority. Scilex has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out its provisions. All corporate action on Scilex’s part required for the authorization and delivery of this Agreement has been taken. This Agreement, when executed and delivered, will be a valid and binding obligation of Scilex, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of Scilex’s rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

(b) Investment Representations. Scilex understands that the Shares have not been and will not be registered under the Securities Act. Scilex also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Scilex’s representations contained in the Agreement.

(c) Economic Risk. Scilex has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Semnur so that it is capable of evaluating the merits and risks of its investment in Semnur and has the capacity to protect its own interests. Scilex must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Scilex understands that Semnur has no present intention of registering the Shares or any shares of its capital stock. Scilex also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Scilex to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Scilex might propose.

(d) Acquisition for Own Account. Scilex is acquiring the Shares for Scilex’s own account for investment only, and not with a view towards their distribution.

(e) Accredited Investor. Scilex is an accredited investor within the meaning of Regulation D under the Securities Act.

(f) Rule 144. Scilex acknowledges and agrees that the Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Scilex has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Semnur, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(g) Residence. Scilex resides in the state identified in the address of Scilex set forth on its signature page hereto.

8. Entire Agreement. This Agreement and the Transaction Documents, contains the entire agreement of the parties and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Agreement.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts among California residents entered into and performed entirely within California.

10. Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be as effective as original signatures.

11. Further Assurances. Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this CONTRIBUTION AND SATISFACTION OF INDEBTEDNESS AGREEMENT as of the date first written above.

SCILEX HOLDING COMPANY

By:	/s/ Stephen Ma

Name:	Stephen Ma
Title:	Chief Financial Officer

Address:	960 San Antonio Road
Palo Alto, CA 94303

SEMNUR PHARMACEUTICALS, INC.

By:	/s/ Jaisim Shah

Name:	Jaisim Shah
Title:	Chief Executive Officer

Address:	960 San Antonio Road
Palo Alto, CA 94303